Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is executed this 24th day of March 2015, by and between Calumet GP, LLC (“Company”) and William H. Hatch (“Executive”) (jointly, the “Parties”).

WHEREAS, the Company and Executive desire to enter into an at-will employment relationship through which Executive will have access to certain confidential and proprietary information regarding the business of the Company and have access to the Company’s customer base.

WHEREAS the Company desires to protect its confidential and proprietary information, customer base, and goodwill.

NOW, THEREFORE, in consideration of Executive’s at-will employment, the Company’s willingness to disclose such confidential and proprietary information and give Executive access to its customer base, and the promises and obligations contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.Contingencies. Executive’s employment with the Company is contingent on the Company receiving satisfactory results from a background screen on Executive, a negative drug test, and proof of Executive’s eligibility to work in the United States (“Contingencies”).

2.Position. Subject to the Contingencies, the Company wishes to employ Executive, and Executive accepts such employment, as Interim Chief Executive Officer. This position is located in Indianapolis, Indiana. If the Company hires a full-time Chief Executive Officer (“CEO”) before the end of the Term (as defined in Section 3 below), Executive shall assume the role of Chief Operating Officer under the same terms contained herein and assist with the transition of the CEO duties and responsibilities during the remainder of the Term. Executive specifically acknowledges and agrees that the employment relationship is on an at-will basis, and that either party may terminate this relationship at any time for any reason, with or without cause, subject to the terms in this Agreement.

3.Term. The term of Executive’s employment shall commence on or about April 1, 2015 (“Commencement Date”) and continue until March 31, 2016 (“Term”) unless this Agreement is otherwise modified or Executive’s employment is terminated sooner, subject to the terms in this Agreement.

4.    Warranties and Indemnification. Executive warrants that Executive is not a party or subject to any restrictive covenant, contract or other agreement limiting or otherwise adversely affecting Executive’s employment with the Company. Executive agrees to indemnify and hold the Company harmless from and against any and all suits, claims, or damages arising from any such restrictive covenant, contract or other agreement. Executive further agrees that Executive will not improperly use or disclose any proprietary information or trade secrets of any former employer or other entity during Executive’s employment with the Company.

5.    Duties and Manner of Performance. Executive shall perform duties and responsibilities consistent with Executive’s position and other such duties as may be assigned or delegated to Executive from time to time by the Board. Executive shall at all times devote Executive’s full working time, best efforts, ability, skill, and attention exclusively to the furtherance of the best business objectives and interests of the Company, all to the exclusion of other employers or their products and services. However, it shall not be considered a violation of the foregoing for Executive to: (i) serve on industry, civic, or charitable boards or committees; (ii) manage Executive’s personal investments; or (iii) serve on the boards of other businesses with the advance written consent of the Board; so long as such activities do not materially interfere with Executive’s duties and responsibilities for the Company.

6.    Base Salary and Business Expenses. Executive shall receive a base salary of Five Hundred Thousand Dollars and Zero Cents ($500,000.00) per annum (“Base Salary”), paid bi-monthly at the rate of Twenty Thousand Eight Hundred Thirty-Three Dollars and Thirty-Three Cents ($20,833.33). The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the performance of Executive’s duties and responsibilities in accordance with policies for such reimbursement established from time to time by the Company.

7.    Sign-On Bonus. Executive shall be granted a sign-on restricted unit award with a grant date fair value of Two Hundred Fifty Thousand Dollars and Zero Cents ($250,000.00) (“Sign-On Bonus”) within sixty (60) days of the Commencement

Date; provided, however, that the Sign-On Bonus shall be forfeited on a pro rata basis if Executive resigns employment (pursuant to Section 20 of this Agreement) or is terminated by the Company for Cause (pursuant to Section 22 of this Agreement) prior to March 31, 2016.

8.    Quarterly Performance Bonus. Executive shall be eligible to receive a quarterly bonus of up to Sixty-Two Thousand Five Hundred Dollars and Zero cents ($62,500.00) based on Executive’s individual performance in accomplishing certain key goals/milestones (e.g., successful attainment of major capital projects, achievement of certain operational and safety metrics, etc.) established by the Board in its sole discretion and communicated to Executive in advance of each quarter.

9.    Health and Welfare Benefits. Executive shall be entitled to participate in any employee health and welfare benefit plan, including health insurance coverage, the Company may offer from time to time on the same basis as other employees of similar rank in the Company and subject to the eligibility qualifications of any such plan. Nothing in this Agreement requires the Company to offer any such benefits plan or restricts the Company’s ability to modify or terminate any such benefits plan.

10.    Retirement Benefit.    Executive shall be entitled to participate in the Company’s 401(k) profit sharing plan, subject to the eligibility qualifications of such plan, with Company matching plan contributions up to five percent (5%) of eligible pay. Nothing in this Agreement requires the Company to offer any such 401(k) profit sharing plan or restricts the Company’s ability to modify or terminate any such plan.

11.    Temporary Living Package: As Executive plans to remain a resident of Tulsa, Oklahoma during the Term, the Company agrees to pay reasonable temporary living expenses for Executive, consisting of expenses for: (a) apartment rental; (b) automobile lease for personal and business use, including vehicle property damage and liability insurance in appropriate amounts; (c) privately chartered travel between Tulsa, Oklahoma and Indianapolis, Indiana; and (d) and such other temporary living-related expenses as may be agreed to in writing between the Company and Executive. These benefits will be either non-taxable to Executive or grossed up to effect the same tax consequence for Executive. Executive agrees to comply with the Company’s standard procedures for payment and reimbursement of business-related expenses.

12.    Confidential Information and other Company Property. (a) Executive hereby acknowledges that, in connection with the performance of Executive’s duties, Executive will be given access to certain confidential and proprietary information relating to and used in the Company’s business including, without limitation, actual and prospective customer lists and information, financial and accounting information, compensation data, marketing strategies and information, pending projects and proposals, contracts, business plans, forecasts, trade information or secrets, costs and pricing information, trademarks, trade names, or records and copies of records pertaining to the operations, customers, or business of the Company, information that the Company is contractually bound to keep confidential under any agreement between the Company and any third party, as well as other confidential information, documents, and records regarding the Company’s business which the Company has acquired and/or developed through substantial amounts of time, money and effort, all of which is collectively and individually defined as “Confidential Information”.

(b) Executive hereby agrees that all Confidential Information is and shall remain the sole and exclusive property of the Company. Executive shall not at any time, either during or subsequent to Executive’s employment with the Company, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Board, except (i) during employment in the course of performing Executive’s duties to Company employees and other persons who are in a contractual or fiduciary relationship with the Company who have a need for such information for purposes in the best interests of the Company, (ii) for such information which is or becomes generally available to the public other than as a result of an act or omission on the part of Executive, or (iii) as required by law. Executive shall promptly return to the Company all Confidential Information and any other Company property in Executive’s possession, custody or control immediately upon the Company’s request and upon the voluntary or involuntary termination of Executive’s employment for any reason, and shall not keep any copies, summaries, or excerpts thereof in any (including electronic) form.

13.    Restrictive Covenants. (a) Executive agrees that, during Executive’s employment and for a period of one (1) year following the voluntary or involuntary termination of that employment for any reason, Executive shall not, directly or indirectly, whether individually or as a partner, shareholder, officer, director, employee, independent representative, broker, agent, consultant or in any other capacity for any other individual, partnership, firm, corporation, company or other entity, engage in the following prohibited activities:

(1)
Employ, solicit for employment, or induce any employee of the Company at the time or within one (1) year of Executive’s termination of employment to terminate that person’s employment with the Company;

(2)
Solicit or provide or offer to solicit or provide products or services competitive to those offered by the Company to any business account or customer of the Company who was serviced or contacted by Executive, or for whom Executive had direct or indirect responsibility, on behalf of the Company or about whom Executive obtained confidential information; or

(3)
Own, manage, operate, control, or provide or perform services the same as, similar to, or competitive to, those Executive provided or performed on behalf of the Company, for any individual, partnership, or other entity that provides products or services competitive with those offered by the Company, within any geographic areas where the Company is actually doing business and for (or in) which Executive had direct or indirect responsibility or customer contact on behalf of the Company during Executive’s employment with the Company.

14.    Intellectual Property. Executive agrees that ownership of all written materials and other property generated or made by Executive during or arising out of Executive’s employment with the Company (“Works”) shall reside with the Company regardless whether such Works are capable of copyright protection. Executive agrees to execute any documents which the Company deems reasonably necessary in connection with the assignment of such Works and copyright therein to the Company. Executive will take whatever steps and do whatever acts the Company requests, including, but not limited to, placement of the Company’s proper copyright notice on such Works to secure or aid in securing and maintaining copyright protection in such Works, and will assist the Company or its nominees in filing applications to register claims of copyright in such Works.

15.    Consent to Reasonableness. Executive specifically consents to, and hereby waives any defense concerning, the reasonableness of the above Restrictive Covenants in each and every respect and agrees that such restrictions in Sections 12, 13, and 14 herein are necessary to protect the Company, its goodwill, intellectual property, and Confidential Information.

16.    Remedies for Breach. Executive acknowledges and agrees that any actual or threatened breach of Section 12, 13, or 14 of this Agreement will cause irreparable harm to the Company and that it may be difficult to determine or adequately compensate the Company through monetary damages. Accordingly, Executive agrees that the Company shall be entitled to obtain injunctive relief (temporary, preliminary or permanent) against such breach or threatened breach. Executive acknowledges that nothing contained herein shall be construed to prohibit or otherwise limit the Company from pursuing any other remedies which may be available, including the recovery of damages from Executive. In the event of any litigation under this Agreement, the reasonable costs and attorneys’ fees incurred by the prevailing party shall be reimbursed by the other party.

17.    Extension of Restrictive Period. If Executive is deemed to have breached any of the Restrictive Covenants contained in Section 13 of this Agreement, Executive agrees that the restrictive periods set forth herein shall be automatically extended by the period of such breach, measured from the date of the breach through the date of such determination.

18.    Survival of Obligations. Executive agrees that Executive’s obligations contained in Sections 12, 13, and 14 herein shall survive the voluntary or involuntary termination of Executive’s employment with the Company for any reason.

19.    Termination Due to Executive’s Death. If Executive dies during Executive’s employment with the Company, the Company’s obligations under this Agreement shall immediately expire, except that on the next regular payday following Executive’s death the Company shall pay Executive’s estate (or other lawful successor) that portion of Executive’s Base Salary earned and any accrued benefits vested through the date of Executive’s death. The Company shall have no further obligations to Executive and to Executive’s estate, heirs, executors, administrators, and personal representatives under this Agreement.

20.    Termination by Executive. Executive may terminate Executive’s employment with the Company before the end of the Term by giving the Company not less than sixty (60) days’ written notice of intent to terminate. Upon such voluntary termination (i.e., resignation) by Executive, the Company’s obligations under this Agreement shall immediately expire, except that the Company shall pay Executive: (i) that portion of Executive’s Base Salary earned and any accrued benefits vested through the termination date; and (ii) a severance payment consisting of one (1) month of Executive’s Base Salary, and payable in a single lump sum payment. The Company shall have no further obligations to Executive under this Agreement. The severance payment is contingent upon Executive’s compliance with Sections 12, 13, and 14 of this Agreement and Executive executing a document provided by the Company which unconditionally and effectively releases any and all claims Executive may have against the Company other than salary and benefits accrued and vested as of the date of termination.

21.    Termination by Company Without Cause. (a) The Company may terminate Executive’s employment without Cause by providing Executive not less than sixty (60) days’ written notice of intent to terminate without Cause. Upon termination of Executive’s employment with the Company without Cause, the Company’s obligations under this Agreement shall immediately expire, except that the Company shall pay Executive: (i) that portion of Executive’s Base Salary earned and any accrued benefits vested through the termination date; and (ii) a severance payment consisting of the greater of three (3) months of Executive’s Base Salary or one-half (1/2) the Base Salary due for the remainder of the Term, payable in a single lump sum payment. The Company shall have no further obligations to Executive under this Agreement. The severance payment is contingent upon Executive’s compliance with Sections 12, 13, and 14 of this Agreement and Executive executing a document provided by the Company which unconditionally and effectively releases any and all claims Executive may have against the Company other than salary and benefits accrued and vested as of the date of termination.

22.    Termination by Company for Cause. (a) The Company may terminate Executive’s employment for Cause (as defined in Section 22(b) herein) at any time by providing Executive written notice of intent to terminate with Cause, identifying the Cause for termination. Upon termination of Executive’s employment with the Company for Cause, the Company’s obligations under this Agreement shall immediately expire, except that the Company shall pay Executive that portion of Executive’s Base Salary earned and any accrued benefits vested through the termination date. The Company shall have no further obligations to Executive under this Agreement.

(b) For purposes of this Agreement, the term “Cause” means termination of Executive, at the Company’s discretion, for: (1) failure to work for the Company on a full-time basis, excluding any permitted vacations or short term absences due to sickness or injury; (2) willful and continued failure (except as a result of Executive’s mental or physical incapacity) to perform Executive’s duties and responsibilities with the Company; (3) conviction of or entering a plea of nolo contendre to a felony; (4) engaging in any illegal conduct or committing any act of material dishonesty against the Company or any of its affiliates, including, but not limited to, theft, misappropriation, embezzlement, forgery, fraud, misrepresentation, or willful and intentional falsification of records; or (5) material breach of this Agreement. For purposes of this Section 22(b) of the Agreement, no act or failure to act by Executive shall be considered “willful” unless committed or omitted in bad faith and without a reasonable belief that the act or failure to act was in the best interests of the Company. In addition, no act or failure to act under clauses (1), (2), or (5) above shall be deemed to constitute Cause if such act or failure to act is corrected within the sixty (60) days of the written notice required in Section 22(a) of this Agreement.
23.    Taxes. The Company may withhold from any amounts payable or benefits provided under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
24.    Code Section 409A Provisions. Notwithstanding any other provision in this Agreement, no party, either individually or jointly, may accelerate the payment (in time or schedule) of any amount deferred by this Agreement, unless such acceleration is permitted by Code Section 409A, the Treasury Regulations thereto, or other regulatory guidance issued by the Internal Revenue Service (“409A Requirements”). Those provisions of the Agreement establishing and explaining Executive’s rights to nonqualified deferred compensation, as well as all other nonqualified deferred compensation plans in which Executive participates, shall be interpreted, construed, and applied in a manner consistent with the requirements for nonqualified deferred compensation plans established by the 409A Requirements. To the extent that there is any conflict between a provision of the Agreement and the 409A Requirements, the applicable provision of the 409A Requirements will control. Those provisions of the Agreement establishing and explaining Executive’s rights to nonqualified deferred compensation shall not be amended or terminated in a manner that would cause Executive’s vested rights to deferred compensation to be subject to early inclusion in income as provided in Code Section 409A.

25.    Indemnification. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding (a “Proceeding”), other than any Proceeding initiated by Executive or the Company or any affiliate thereof related to any contest or dispute between Executive and the Company or any affiliate, by reason of the fact that Executive is or was a director or officer of, or was otherwise acting on behalf of, the Company or any affiliate of the Company or any other entity at the request of the Company, Executive shall be indemnified and held harmless by the Company, to the maximum extent permitted under applicable law, from and against any and all liabilities, costs, claims and expenses, including any and all costs and expenses incurred in defense of any Proceeding, and all amounts paid in settlement thereof after consultation with, and receipt of approval from, the Company, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to (A) indemnify or advance funds to Executive for expenses or losses with respect to a Proceeding if (x) such indemnification or advancement is prohibited by applicable law or (y) a court of competent jurisdiction or arbitrator determines that any material assertion made by Executive in such Proceeding was not made in good faith or was frivolous; (B) indemnify Executive for the disgorgement of profits arising from the purchase or sale by Executive of securities of the Company or any affiliate in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar statute; or (C) indemnify or advance funds to Executive for Executive’s reimbursement to the Company of any bonus or other incentive-based or equity-based compensation previously received by Executive or payment of any profits realized by Executive.

26.    Severability. Should any particular section, covenant, restriction, or language included in this Agreement be held to be unreasonable or unenforceable for any reason, including without limitation the time period, geographical area, or scope of activity covered by a restrictive covenant, then such section, covenant, restriction, or language shall be given effect and enforced to whatever extent would be reasonable and enforceable. All remaining sections, covenants, restrictions, and language shall remain in full force and effect in accordance with the terms thereof.

27.    Effect and Modification. This Agreement comprises the entire agreement between the Parties and supersedes and nullifies any previous agreement between the Parties, whether oral or written, concerning the subject matter contained herein. No statement or promise, except as herein set forth, has been made with respect to the subject matter of this Agreement. No modification or amendment hereof shall be effective unless in writing and signed by the Company.

28.    Notices. Any notice required or desired to be given under this Agreement shall be deemed validly given if in writing and personally delivered or sent by certified mail to Executive’s residence in Tulsa, Oklahoma, or to the Company’s Indianapolis headquarters, or to such other address as either party shall have furnished to the other in writing. Notices shall be effective when actually received by the addressee.

29.    Assignment of Contract. The Parties acknowledge that the services to be rendered by Executive are unique and personal and, therefore, this Agreement may not be assigned by Executive without the prior written consent of the Company. The Company may assign this Agreement in its discretion. Any assignment in violation of this Section 29 of the Agreement is void.

30.    Waiver of Breach. No act or omission by the Company shall be deemed a waiver by the Company of any of the Company’s rights under this Agreement. Executive acknowledges that every situation is unique and the Company may need to respond differently to the actions by one employee than to the actions of another employee. Therefore, the failure of the Company to enforce the same, similar, or different restrictions against another employee or to seek a different remedy shall not be construed as a waiver or estoppel to the enforcement of the Agreement’s restrictions against Executive.

31.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, including, without limitation, any person, partnership, corporation or other business entity which may acquire substantially all of the assets or business of the Company; obtain more than fifty percent (50%) of the common stock of the Company; otherwise secure a majority interest in the Company; or with or into which the Company may be liquidated, consolidated, merged, or otherwise combined.

32.    Counterparts and Headings. This Agreement may be executed in several counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one agreement. The Parties agree that signatures transmitted by facsimile, pdf, or other electronic means are fully acceptable as much as original signatures for the execution of this Agreement. The section headings contained herein are for convenience only, and in the event of any conflict, the text of this Agreement, rather than the section headings, will control.

33.    Governing Law and Venue. This Agreement shall be governed by the laws of the State of Indiana without regard to its choice of law rules. The venue for any dispute arising out of, or in any way relating to, this Agreement or Executive’s employment, shall be in a state court located in Marion County, Indiana, or the federal district court responsible for Marion County, Indiana.

The remainder of this page is intentionally left blank and the signature page follows:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day in the year first above written.

WILLIAM H. HATCH	CALUMET GP, LLC
/s/ William H. Hatch	/s/ F. William Grube
Executive	F. William Grube
Executive Vice Chairman of Calumet GP, LLC, general partner of Calumet Specialty Products Partners, L.P.